Exhibit 99.1

American Public Education Reports Second Quarter 2021 Results

CHARLES TOWN, WV (August 09, 2021) – American Public Education, Inc. (Nasdaq: APEI) – parent company of online learning provider American Public University System (APUS) and on-ground pre-licensure Hondros College of Nursing (HCN or Hondros) – announced financial results for the second quarter ended June 30, 2021

Second Quarter Highlights:

•	Consolidated revenue decreased 5% year-over-year to $78.0 million
•	Net income decreased to $0.5 million, or $0.03 per diluted share, compared to net income of $6.7 million, or $0.45 per diluted share, in the second quarter of 2020.
•	Adjusted EBITDA decreased 36% year-over-year to $9.9 million
•	Total net course registrations at APUS decreased 8% year-over-year to 82,600,
•	Total student enrollment at HCN increased 36% year-over-year to 2,380 – the highest in school history

Angela Selden, APEI’s Chief Executive Officer, said, “Second quarter financial results reflected the challenging enrollment environment at APUS due predominantly to the outage of the Army’s new tuition assistance registration portal, Army IgnitED for the entirety of the quarter. This was offset in part by the continued strong enrollment and financial performance at Hondros, which once again recorded record student enrollments and continued profitability this quarter. While Army IgnitED started to process Tuition Assistance in the third week of July and we have begun to enroll students through that portal, the system does not yet appear to be operating at full capacity and the enrollment ramp has been slow. Despite this, we have taken several steps to shore up enrollment momentum and improve financial performance in the back half of 2021.”

Financial Results:

Total consolidated revenue for the second quarter of 2021 decreased by 5% to $78.0 million, compared to total revenue of $82.1 million in the second quarter of 2020. The decrease was driven by a $6.7 million, or 9%, decrease in APEI Segment revenue, offset by a $2.5 million, or 29%, increase in HCN Segment revenue resulting from increases in student enrollment.

Consolidated income from operations before interest income and income taxes in the second quarter of 2021 decreased to $2.0 million, compared to $9.0 million in the prior year period. APEI Segment income from operations before interest income and income taxes decreased to $1.9 million, compared to $9.1 million in the prior year period. APEI Segment expenses include $3.3 million in professional fees associated with strategic growth opportunities, including the Rasmussen University acquisition, compared to $1.3 million in professional fees associated with strategic growth opportunities in the prior year period. HCN Segment income from operations before interest income and income taxes was $0.1 million during the three months ended June 30, 2021, compared to a loss of $35,000 in the same period in 2020.

GAAP net income for the three months ended June 30, 2021 was $0.5 million, or $0.03 per diluted share, compared to net income of $6.7 million, or $0.45 per diluted share, in the same period of 2020. Adjusted EBITDA for the three months ended June 30, 2021 was $9.9 million, compared to $15.5 million in the prior year period. The weighted average diluted shares outstanding for the second quarter of 2021 and 2020 were approximately 18.8 million and 14.9 million, respectively.

For the six months ended June 30, 2021, total consolidated revenue increased by 6% to $166.6 million, compared to total revenue of $156.7 million in the prior year period. The increase was driven by an $3.6 million, or 3%, increase in APEI Segment revenue and a $6.1 million, or 38%, increase in HCN Segment revenue, both resulting from increases in student enrollment.

Consolidated income from operations before interest income and income taxes for the six months ended June 30, 2021 was $12.6 million, compared to $11.7 million in the prior year period. This increase was driven by a $1.8 million increase in HCN Segment income from operations before interest income and income taxes. APEI Segment income from operations before interest income and income taxes decreased $0.9 million, or 7%, compared to the prior year.

Net income for the six months ended June 30, 2021 was $8.6 million, or $0.49 per diluted share, compared to net income of $9.1 million, or $0.61 per diluted share, in the prior year period. The weighted average diluted shares outstanding for the six months ended June 30, 2021 and 2020 were approximately 17.7 million and 15.0 million, respectively.

Total cash and cash equivalents as of June 30, 2021 were approximately $317.0 million, compared to $227.7 million as of December 31, 2020. Total cash and cash equivalents as of June 30, 2021 reflects that on March 1, 2021, APEI closed its previously announced underwritten public offering of 3,680,000 shares for net proceeds of approximately $86.2 million.

Capital expenditures were approximately $3.0 million for the six months ended June 30, 2021, compared to $2.9 million in the prior year period. Depreciation and amortization expense was $2.5 million for the three months ended June 30, 2021, compared to $3.4 million in the prior year period.

Registrations and Enrollment:

American Public University System[1]
For the three months ended June 30,	2021	2020	% Change
Net Course Registrations	82,600	89,600	-8%

For the six months ended June 30,
Net Course Registrations	175,600	174,400	1%

As of June 30,
APUS Student Enrollment[2]	89,100	83,700	7%

Hondros College of Nursing[3]
For the three months ended June 30,	2021	2020	% Change
Total Student Enrollment	2,380	1,750	36%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS Student Enrollment represents the number of unique active students, including those who are currently on an approved leave of absence, who are currently in class or have completed a course within the past 12 months. Excludes students in doctoral programs.

3HCN Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Rasmussen University Transaction:

“We remain on track to close our transaction with Rasmussen University in the third quarter. We have worked collaboratively with Rasmussen on integration planning for the past several months and are looking forward to welcoming that institution. Our focus is to ensure a smooth transition so as not to disrupt Rasmussen’s momentum. As we have become more familiar with the Rasmussen team, its leaders and the business, we are extremely pleased that the institution we’re acquiring is as good as we thought and even better in many areas.” added Selden.

Third Quarter 2021 Outlook:

The following statements are based on APEI’s current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

•	APEI expects third quarter 2021 consolidated revenue to decline between 4% and 7% compared to the prior year period.

•	APEI anticipates net income of between $0 and $1.0 million or between $0.00 and $0.05 per diluted share.

•	Adjusted EBITDA is expected to be between $6.5 million and $8.5 million in the third quarter of 2021

American Public Education expects the following results from its subsidiaries in the third quarter of 2021:

•	At APUS, total net course registrations are expected to decline between 8% and 13% year-over-year to 78,500 to 83,000.

•	At HCN total student enrollment increased to over 2,300 or 19% year-over-year.

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI’s operating profit and cash generation capabilities.

For the three months ended June 30, 2020 and 2021, adjusted EBITDA excludes non-cash compensation expense, loss on disposals of long-lived assets, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures are that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions “GAAP Net Income to Adjusted EBITDA,” and “GAAP Outlook Net Income to Outlook Adjusted EBITDA”) and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI’s second quarter 2021 earnings conference call will be held today at 5:00 p.m. Eastern time. This webcast will be open to listeners who log in through the APEI’s investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live webcast. The replay will be archived and available to listeners through APEI’s investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. APEI offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars, Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 91,500 adult learners worldwide and offer more than 240 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing, and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding impacts of and APEI’s response to the recent disruption of the Army’s tuition assistance program, expected growth, registration and enrollments, revenues, income and EBITDA, benefits of the acquisition of Rasmussen University (the “Acquisition”), the timing of the closing of the Acquisition, the ability to deliver a return on learners’ educational investment, the ability to maintain an attractive risk profile, and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: actions taken by the Department of Defense or branches of the U.S. Armed Forces, including actions taken related to the disruption and suspension of Department of Defense tuition assistance; the effects, duration, and severity of and APEI’s response to the COVID-19 pandemic; moderation or decrease in demand as the pandemic abates; risks related to the Acquisition, including the inability to complete the Acquisition on the anticipated timeline or at all, and other events that could impact the Acquisition and its closing; changes to and expectations regarding enrollment, registrations and composition of APEI’s student body; APEI’s dependence on the effectiveness of its ability to attract students who persist in its institutions’ programs; APEI’s inability to effectively market its institutions’ programs; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI’s inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; APEI’s failure to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; APEI’s loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; APEI’s need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI’s dependence on its technology infrastructure; and the various risks described in the “Risk Factors” section and elsewhere in APEI’s Quarterly Report on Form 10-Q for the period ended June 30, 2021 and Annual Report on Form 10-K for the year ended December 31, 2020, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Richard W. Sunderland, Jr., CPA

Executive Vice President and Chief Financial Officer

(304) 885-5371

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American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	June 30,
	2021	2020
	(unaudited)
Revenues	$78,014	$82,127
Costs and expenses:
Instructional costs and services	30,394	30,744
Selling and promotional	17,490	17,056
General and administrative	25,457	21,737
Loss on disposals of long-lived assets	174	158
Depreciation and amortization	2,524	3,391
Total costs and expenses	76,039	73,086

Income from operations before interest income and income taxes	1,975	9,041
Interest income, net	24	179
Income before income taxes	1,999	9,220

Income tax expense	646	2,532
Equity investment income (loss)	(822)	1
Net income	$531	$6,689

Net income per common share:
Basic	$0.03	$0.45
Diluted	$0.03	$0.45

Weighted average number of
common shares:
Basic	18,684	14,789
Diluted	18,840	14,948

	Three Months Ended
Segment Information:	June 30,
	2021	2020
Revenues:
American Public Education, Inc.	$66,893	$73,547
Hondros College of Nursing	$11,134	$8,602
Intersegment Elimination[1]	$(13)	$(22)
Income (loss) from operations before interest income and income taxes:
American Public Education, Inc.	$1,859	$9,077
Hondros College of Nursing	$117	$(35)
Intersegment Elimination[1]	$(1)	$(1)

	Six Months Ended
	June 30,
	2021	2020
	(unaudited)
Revenues	$166,555	$156,743
Costs and expenses:
Instructional costs and services	62,713	59,974
Selling and promotional	36,892	35,242
General and administrative	48,981	42,740
Loss on disposals of long-lived assets	182	324
Depreciation and amortization	5,175	6,729
Total costs and expenses	153,943	145,009

Income from operations before interest income and income taxes	12,612	11,734
Interest income, net	138	881
Income before income taxes	12,750	12,615

Income tax expense	3,285	3,506
Equity investment income (loss)	(827)	—
Net income	$8,638	$9,109

Net income per common share:
Basic	$0.49	$0.61
Diluted	$0.49	$0.61

Weighted average number of
common shares:
Basic	17,454	14,907
Diluted	17,654	15,026

	Six Months Ended
Segment Information:	June 30,
	2021	2020
Revenues:
American Public Education, Inc.	$144,315	$140,641
Hondros College of Nursing	$22,266	$16,141
Intersegment Elimination[1]	$(26)	$(39)
Income (loss) from operations before
interest income and income taxes:
American Public Education, Inc.	$11,713	$12,655
Hondros College of Nursing	$900	$(921)
Intersegment Elimination[1]	$(1)	$—

1. The APEI Segment charges the HCN Segment for the value of courses taken by HCN Segment employees at APUS. The intersegment elimination represents the elimination of this intersegment revenue in consolidation.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three months ended June 30, 2021 and 2020:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2021	2020	2021	2020
Net income	$531	$6,689	8,638	9,109
Income tax expense	646	2,532	3,285	3,506
Interest income, net	(24)	(179)	(138)	(881)
Equity investment loss (income)	822	(1)	827	-
Depreciation and amortization	2,524	3,391	5,175	6,729
EBITDA	4,499	12,432	17,787	18,463

Stock Compensation	1,985	1,573	4,165	3,323
Loss on disposals of long-lived assets	174	158	182	324
M&A - related professional fees	3,264	1,295	3,725	1,866
Adjusted EBITDA	$9,922	$15,458	25,859	23,976

GAAP Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three months ended September 30, 2021:

	Three Months Ended
	September 30, 2021
(in thousands, except per share data)	Low	High
Net income	$-	$1,000
Income tax expense	-	280
Interest income, net	(23)	(23)
Equity investment loss	-	-
Depreciation and amortization	2,600	2,600
EBITDA	2,577	3,857

Stock Compensation	2,000	2,000
Integration Expenses	1,900	2,600
Adjusted EBITDA	$6,477	$8,457